As filed with the Securities and Exchange Commission on December 15, 2010
Registration No. 333-_______

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-3
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CADIZ INC.
(Exact name of registrant as specified in its charter)

Delaware	77-0313235
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Keith Brackpool
Chief Executive Officer
550 South Hope Street
Suite 2850
Los Angeles, California 90071
(213) 271-1600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of communications to:
Howard J. Unterberger, Esq.
Theodora Oringher Miller & Richman PC
10880 Wilshire Boulevard, Suite 1700
Los Angeles, California 90024
(310) 557-2009

Approximate date of commencement of proposed sale to the public:
From time to time after the effective date of this Registration Statement

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box.  ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Calculation of Registration Fee

Title of Each Class of Securities to be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Unit	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, Par Value $0.01 Per Share	900,896 Shares(1)(2)	$11.24(3)	$10,126,071.04	$721.99

(1)
This registration statement is being used to register 900,896 shares of common stock that are issuable to the selling stockholders upon conversion of principal and accrued interest under a certain convertible loan, as to which $5,000,000 in principal amount is currently outstanding and another $5,000,000 in principal amount may be drawn by the Registrant on or prior to October 19, 2011.  The shares being registered include 770,370 shares attributable to the conversion of the maximum $10,000,000 principal amount of the convertible loan, if fully, drawn, as well as 130,526 shares that may be issued upon the conversion of the maximum of $1,697,121 in interest that may be accrued under the convertible loan through maturity.  This registration statement shall also cover an indeterminate number of additional shares of common stock that may become issuable by virtue of any stock dividend, stock split, recapitalization or other similar transaction.

(2)
In accordance with Rule 429 under the Securities Act of 1933, as amended (the “Securities Act”) and as further described below, the prospectus contained herein also relates to and will be used in connection with the resale by the selling stockholders of up to 2,221,909 shares of the registrant’s common stock covered by the Registration Statement on Form S-3 (File No. 333-136117), which was made effective on August  11, 2006, as amended by Post-Effective Amendment No. 1 made effective on August 10, 2009, that have not yet been sold by the selling stockholders described therein and herein.

(3)
Estimated solely for the purpose of calculating the registration fee, and based, pursuant to Rule 457(c), on the average of the high and low prices of the Registrant's common stock as reported by the Nasdaq Global Market for December 10, 2010, which date is within five business days prior to the initial filing date of this registration statement.  Pursuant to Rule 457 under the Securities Act, the filing fee does not include the registration fee paid previously in connection with 2,221,909 shares of common stock that are being carried forward from the Registration Statement on Form S-3 (File No. 333-136117).

    The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PURSUANT TO RULE 429 UNDER THE SECURITIES ACT, THIS REGISTRATION STATEMENT CONTAINS A COMBINED PROSPECTUS THAT ALSO RELATES TO 2,221,909 SHARES OF COMMON STOCK PREVIOUSLY REGISTERED PURSUANT TO A REGISTRATION STATEMENT ON FORM S-3, NO. 333-136117, AS AMENDED BY POST-EFFECTIVE AMENDMENT NO. 1.  A REGISTRATION FEE IN THE AMOUNT OF $4,540.92 WAS PREVIOUSLY PAID BY THE REGISTRANT IN CONNECTION WITH REGISTRATION STATEMENT NO. 333-136117. THIS REGISTRATION STATEMENT CONSTITUTES AMENDMENT NO. 2 TO REGISTRATION STATEMENT NO. 333-136117, AND SUCH AMENDMENT SHALL HEREAFTER BECOME EFFECTIVE CONCURRENTLY WITH THE EFFECTIVENESS OF THIS REGISTRATION STATEMENT.

PROSPECTUS

The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

DATED DECEMBER 15, 2010, SUBJECT TO COMPLETION

CADIZ INC.

3,122,805 Shares of Common Stock Issuable Upon Conversion of Principal and Accrued Interest on Outstanding Convertible Loans

The selling stockholders identified in this prospectus may offer from time to time up to 3,122,805 shares of our common stock, including 2,221,909 shares of common stock that may be acquired by the selling stockholders upon conversion of principal and accrued interest under a $36.75 million senior secured convertible loan originally issued in June 2006 and 900,896 additional shares of common stock that may be acquired by the selling stockholders upon conversion of principal and accrued interest under an additional $10 million convertible loan facility obtained by us from the selling shareholders in October 2010 (collectively, the “Loan”).

We have agreed to pay for expenses of this offering.  We will not receive any of the proceeds from the sale of the shares of our common stock by the selling stockholders.  Our obligations to pay amounts otherwise due under the Loan will, however, be reduced as a result of the issuance of our common stock in conversion of principal and accrued interest on the Loan.

We do not know when or how the selling stockholders intend to sell their shares or what the price, terms or conditions of any sales will be.  The selling stockholders may offer and sell their respective shares in transactions on the Nasdaq Global Market, in negotiated transactions, or both.  These sales may occur at fixed prices that are subject to change, at prices that are determined by prevailing market prices, or at negotiated prices.  The selling stockholders may sell shares to or through broker-dealers, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders, the purchasers of the shares or both.

Our common stock is traded on the Nasdaq Global Market under the symbol "CDZI".  On December 10, 2010, the last reported sale price of our common stock on Nasdaq was $11.31.
___________

Investing in our common stock involves a high degree of risk. You should carefully read and consider the “Risk Factors” beginning on page 5.
___________

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The date of this prospectus is ________, 2010.

You may rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide information or to make representations not contained in this prospectus. This prospectus is neither an offer to sell nor a solicitation of an offer to buy any securities other than those registered by this prospectus, nor is it an offer to sell or a solicitation of an offer to buy securities where an offer or solicitation would be unlawful. Neither the delivery of this prospectus, nor any sale made under this prospectus, means that the information contained incorporated by reference in this prospectus is correct as of any time after the date of this prospectus.

Unless the context otherwise requires, the terms “we,” “us,” “our,” “Cadiz,” and “the Company” refer to Cadiz Inc., a Delaware corporation.

NOTICE ABOUT FORWARD-LOOKING STATEMENTS

Information presented in this prospectus, and in other documents which are incorporated by reference in this prospectus under the section of this prospectus entitled "Where You Can Find More Information," that discusses financial projections, information or expectations about our business plans, results of operations, products or markets, or otherwise makes statements about future events, are forward-looking statements.  Forward-looking statements can be identified by the use of words such as "intends," "anticipates," "believes," "estimates," "projects," "forecasts," "expects," "plans," and "proposes."  Although we believe that the expectations reflected in these forward-looking statements are based on reasonable assumptions, there are a number of risks and uncertainties that could cause actual results to differ materially from these forward-looking statements.  These include, among others, the cautionary statements in the "Risk Factors" section of this prospectus beginning on page 5.  These cautionary statements identify important factors that could cause actual results to differ materially from those described in the forward-looking statements.  When considering forward-looking statements in this prospectus, you should keep in mind the cautionary statements in the "Risk Factors" section and other sections of this prospectus, and other cautionary statements in documents which are incorporated by reference in this prospectus and listed in "Where You Can Find More Information" on page 14.

PROSPECTUS SUMMARY

Our Business

Our primary asset consists of 45,000 acres of land located in three areas of eastern San Bernardino County, California.  Virtually all of this land is underlain by high-quality, naturally recharging groundwater resources, and is situated in proximity to the Colorado River and the Colorado River Aqueduct, the major source of imported water for Southern California.  Our main objective is to realize the highest and best use of these land and water resources in an environmentally responsible way.

In 1993, we secured permits for up to 9,600 acres of agricultural development at our 35,000-acre property in the Cadiz Valley and the withdrawal of more than 1 million acre-feet of groundwater from the underlying aquifer system. Since that time, we have maintained various levels of agricultural development at the property and this development has provided our principal source of revenue.  Although sustainable agricultural development is an important and enduring component of our business, we believe that the long-term value of our assets can best be derived through the development of a combination of water supply, water storage, and solar energy projects at our properties.

At present, our development efforts are primarily focused on the Cadiz Water Conservation and Storage Project (“Water Project”), which involves the capture, delivery and storage of groundwater that is otherwise lost to evaporation.  We believe that the ultimate implementation of this Water Project will create the primary source of our future cash flow and, accordingly, our working capital requirements relate largely to the development activities associated with this Water Project.

The primary factors that drive the value of water supply projects, such as the Water Project, are continued population growth and increasing pressure on water supplies throughout California. Southern California now faces the prospect of long-term and systematic water supply shortages resulting from restrictions on each of its three imported water sources: the State Water Project, the Colorado River and the Owens Valley.  As a result of these restrictions, water agencies must overcome significant projected supply deficiencies to meet existing and projected demands.  For example, despite experiencing above-average rainfall this past winter, ongoing environmental and regulatory restrictions affecting California’s water supplies and infrastructure have forced many water providers to limit water deliveries to their customers in each of the last two years.  Given that the present imbalance in annual supply and demand is projected to continue for many years into the future, water agencies are now evaluating new sources of supply like the Water Project as a method to off-set their existing shortages.

Moreover, through a series of policy initiatives, the State of California and the United States government have also issued compelling calls for increased renewable energy production in order to meet future national energy needs. This includes California’s mandate to acquire 33% of the state’s electricity from renewable sources by 2020 and federal efforts to accelerate renewable energy and transmission project development in the Mojave Desert.

As a result of these developments in the water and energy sectors, we plan to continue to pursue water supply and solar energy projects at our properties.

Our principal executive offices are located at 550 South Hope Street, Suite 2850, Los Angeles, California 90071 and our telephone number is (213) 271-1600.

The Offering

Common stock offered by the selling stockholders	3,122,805 shares of common stock, which are issuable to the selling stockholders upon conversion of principal and accrued interest on the Loan

Use of proceeds	We will not receive any of the proceeds from the sale of shares of common stock by any of the selling stockholders.

Nasdaq Global Market symbol	CDZI

Risk Factors	See “Risk Factors” beginning on page 5 and other information in this prospectus for a discussion of factors you should consider carefully before investing in shares of our common stock.

Dividend Policy
We have never paid a cash dividend on our common stock. The Loan documents prohibit the payment of dividends while the Loan is outstanding. As we have a history of operating losses, we have been unable to date to pay dividends. Even if we post a profit in the future, we currently intend to retain all future earnings for the operation of our business. As a result, we do not anticipate that we will declare any dividends in the foreseeable future.

RISK FACTORS

An investment in shares of our common stock involves a high degree of risk.  You should carefully consider the following factors as well as the other information contained and incorporated by reference in this prospectus before deciding to invest.

Our Development Activities Have Not Generated Significant Revenues

At present, our activities are focused on water resource, agricultural and renewable energy development at our San Bernardino County properties.  We have not received significant revenues from our development activities to date and we do not know when, if ever, we will receive operating revenues sufficient to offset the costs of our development activities.  As a result, we continue to incur a net loss from operations.

We May Never Generate Significant Revenues or Become Profitable Unless We Are Able To Successfully Implement Programs To Develop Our Land Assets and Related Water Resources

We do not know the terms, if any, upon which we may be able to proceed with our water and other development programs.  Regardless of the form of our water development programs, the circumstances under which transfers or storage of water can be made and the profitability of any transfers or storage are subject to significant uncertainties, including the risk of variable water supplies and changing water allocation priorities.  Additional risks include our ability to obtain all necessary regulatory approvals and permits, possible litigation by environmental or other groups, unforeseen technical difficulties, general market conditions for real estate and water supplies, and the time needed to generate significant operating revenues from such programs after operations commence.

The Development of Our Properties Is Heavily Regulated, Requires Governmental Approvals and Permits That Could Be Denied, and May Have Competing Governmental Interests and Objectives

In developing our land assets and related water resources, we are subject to local, state, and federal statutes, ordinances, rules and regulations concerning zoning, resource protection, environmental impacts, infrastructure design, subdivision of land, construction and similar matters.  Our development activities are subject to the risk of adverse interpretations or changes to U.S. federal, state and local laws, regulations and policies.  Further, our development activities require governmental approvals and permits that, if denied or granted subject to unfavorable conditions or restrictions, would adversely impact our ability to successfully implement our development programs.

The opposition of government officials may adversely affect our ability to obtain needed government approvals and permits upon satisfactory terms in a timely manner.  In this regard, federal government appropriations currently preclude spending for any proposal to store water for the purpose of export or for any activities associated with the approval of rights-of-way on lands managed by the Needles Field Office of the Bureau of Land Management.  As a result of a new right-of-way with the Arizona & California Railroad Company, we do not believe federal approval will be required to implement the Cadiz Project; however, even this may be subject to similar challenges.

A significant portion of our Cadiz Valley property is included in a study area as part of the Environmental Impact Statement (“EIS”) process for the expansion of the Marine Corp Air Ground Combat Center in Twentynine Palms, California.  Our property is included in one of the five different alternatives that will be studied for the base expansion during the EIS process over the next three years.  If any of the Cadiz Valley landholdings are included in the final expansion area, then we will be entitled to full fair market value compensation for any property taken.

Additionally, the statutes, regulations and ordinances governing the approval processes provide third parties the opportunity to challenge proposed plans and approvals.  In California, third parties have the ability to file litigation challenging the approval of a project, which they usually do by alleging inadequate disclosure and mitigation of the environmental impacts of the project.  Opposition from environmental groups could cause delays and increase the costs of our development efforts or preclude such development entirely.  While we have worked with representatives of various environmental interests and agencies to minimize and mitigate the impacts of our planned projects, certain groups may remain opposed to our development plans.

Our Failure To Make Timely Payments of Principal and Interest on Our Indebtedness May Result in a Foreclosure on Our Assets

As of September 30, 2010, we had indebtedness outstanding to our senior secured lenders of approximately $45.65 million.  Our assets have been put up as collateral for this debt.  If we cannot generate sufficient cash flow to make principal and interest payments on this indebtedness when due, or if we otherwise fail to comply with the terms of agreements governing our indebtedness, we may default on our obligations.  If we default on our obligations, our lenders may sell off the assets that we have put up as collateral.  This, in turn, would result in a cessation or sale of our operations.

The Conversion of Our Outstanding Senior Indebtedness into Common Stock Would Dilute the Percentage of Our Common Stock Held by Current Stockholders

Our senior indebtedness is convertible into common stock at the election of our lenders.  As of September 30, 2010, our senior indebtedness was convertible into 1,824,199 shares of our common stock, an amount equal to approximately 10.82% of the number of fully-diluted shares of our common stock outstanding as of that date.  An election by our lenders to convert all or a portion of our senior secured indebtedness into common stock will dilute the percentage of our common stock held by current stockholders.

We May Not Be Able To Obtain the Financing We Need To Implement Our Asset Development Programs

Based upon our current and anticipated usage of cash resources, we have sufficient funds to meet our expected working capital needs through fiscal year 2011.  We will continue to require additional working capital to meet our cash resource needs from that point forward and to continue to finance our operations until such time as our asset development programs produce revenues. If we cannot raise needed funds, we might be forced to make substantial reductions in our operating expenses, which could adversely affect our ability to implement our current business plan and ultimately our viability as a company.  We cannot assure you that our current lenders, or any other lenders, will give us additional credit should we seek it.  If we are unable to obtain additional credit, we may engage in further equity financings.  Our ability to obtain equity financing will depend, among other things, on the status of our asset development programs and general conditions in the capital markets at the time funding is sought.   Although we currently expect our capital sources to be sufficient to meet our near term liquidity needs, there can be no assurance that our liquidity requirements will continue to be satisfied.  Any further equity financings would result in the dilution of ownership interests of our current stockholders.

The Issuance of Equity Securities Under Management Equity Incentive Plans Will Impact Earnings

Our compensation programs for management emphasize long-term incentives, primarily through the issuance of equity securities and options to purchase equity securities.  It is expected that plans involving the issuance of shares, options, or both will be submitted from time to time to our stockholders for approval.  In the event that any such plans are approved and implemented, the issuance of shares and options under such plans may result in the dilution of the ownership interest of other stockholders and will, under currently applicable accounting rules, result in a charge to earnings based on the value of our common stock at the time of issue and the fair value of options at the time of their award.  The expense would be recorded over the vesting period of each stock and option grant.

USE OF PROCEEDS

We will not receive any proceeds from the sale by the selling stockholders of our common stock under this prospectus.  However, our obligation to pay principal and accrued interest otherwise due under the Loan will be reduced as a result of the issuance of our common stock to the selling stockholders upon conversion of principal and accrued interest on the Loan.

SALES BY SELLING STOCKHOLDERS

On June 26, 2006, we, and our wholly-owned subsidiary Cadiz Real Estate LLC, entered into a Credit Agreement with Peloton Multi-Strategy Master Fund (“Peloton Fund”) and Milfam II L.P. as lenders, and Peloton Partners LLP, as administrative agent. The Credit Agreement provided for the issuance of up to 2,221,909 shares of our common stock upon the conversion of principal and interest under the loan described in the Credit Agreement. The transactions contemplated by the Credit Agreement, including the issuance of this loan, closed on June 29, 2006. We entered into the Credit Agreement in a transaction exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) thereof.

Under the original terms of the Credit Agreement, the lenders invested $36.375 million in a five-year zero coupon secured convertible loan with an initial interest rate of 5% per annum, which would increase after three years to 6% per annum for the remainder of the term. At the lenders’ option, $10 million of principal and accrued interest thereon could be converted into our common stock at $18.15 per share, and $26.375 million of principal and accrued interest thereon could be converted into our common stock at $23.10 per share (with an average conversion price of $21.50 per share), subject to adjustments for stock splits, stock dividends and other recapitalization events and adjustment in the event of a change of control. The maximum number of shares issuable under the original terms of the Credit Agreement was 2,221,909. That number assumed the conversion of the full amount of the original loan on its maturity date, giving effect to all interest accrued through that date.

Pursuant to a Registration Rights Agreement entered into by us as a condition to the closing of the transactions contemplated by the Credit Agreement, we agreed to register for resale the shares of our common stock issuable upon conversion of principal and accrued interest on this loan at our own expense. Pursuant to that Registration Rights Agreement, we filed the original registration statement covering the resale of the shares on July 28, 2006 and have subsequently amended and supplemented the registration statement.

On April 16, 2008, we were advised that LC Capital Master Fund, Ltd. (“LC Capital”) had acquired the 90% interest of Peloton Fund under the Credit Agreement.  LC Capital is an affiliate of Lampe, Conway & Co. LLC (“Lampe Conway”).  Following the purchase by LC Capital of Peloton Fund’s interest in the Credit Agreement, Peloton Partners was replaced as administrative agent under the Credit Agreement by an affiliate of Lampe Conway. We filed a prospectus supplement on December 30, 2008 to reflect these changes.

The Credit Agreement and the Registration Rights Agreement were amended on June 4, 2009.  On August 4, 2009 we filed a post-effective amendment to the registration statement pursuant to requirements of the amended Registration Rights Agreement. Significant terms of the amendment to the Credit Agreement as of that date were as follows:

—	The maturity date was extended from June 29, 2011 to June 29, 2013.

—	Interest will continue to accrue at 6% per annum through the new maturity date.

—
The loan’s conversion terms were modified to allow up to $4.55 million of principal to be converted into 650,000 shares of our common stock (“Initial Conversion Portion”) at a conversion price of $7.00, and the remaining principal and interest to be converted into 1,409,510 shares of our common stock at a conversion price of $35.00 per share. If fully converted at June 29, 2013, this would result in our common stock being issued at an average conversion price of $26.00 per share.

—
The Credit Agreement provides that if more than 50% of the principal amount of the loan is transferred without our prior written consent, such consent not to be unreasonably withheld, then the maturity date of the loan shall automatically be extended for an additional two years.

—
We obtained the right at any time (other than during the automatic two year extension referred to above, if applicable) to prepay the loan’s outstanding principal (other than as to the Initial Conversion Portion) plus all accrued interest in full without penalty, and may at the same time prepay the Initial Conversion Portion either in stock at a 110% conversion premium or, at the election of the lenders, in cash with an equal value (but not less than $4.55 million).

The Credit Agreement and the Registration Rights Agreement were further amended on October 19, 2010 in a transaction also exempt from the registration requirements of the Securities Act pursuant to Section 4(2) thereof.  Pursuant to this October 2010 amendment our lenders provided an additional $10 million credit facility and agreed to the modification of certain of the conversion features associated with our then outstanding debt under the Credit Agreement.  Significant terms of the October 2010 amendment to the Credit Agreement were as follows:

—
The lenders provided to us an additional $10 million credit facility.  Under the terms of this new $10 million facility, we drew the first $5 million (“First Tranche”) on October 19, 2010.  At our option, we may draw up to an additional $5 million over the subsequent 12 months (“Second Tranche”).

—
All interest on outstanding balances of the new $10 million facility will accrue at 6%, with no principal or interest payments required before the new facility’s June 29, 2013 maturity date, which maturity date is consistent with that of our previously existing term debt facility with the lenders under the Credit Agreement.

—
The First Tranche (including accrued interest) is convertible at any time into the Company’s common stock at a price of $13.50 per share and the Second Tranche (including accrued interest), if drawn, would be convertible into the Company’s common stock at $12.50 per share.

—
As of September 30, 2010 the outstanding balance of principal and accrued interest of our existing debt with the lenders under the Credit Agreement was approximately $45.65 million.  The conversion features associated with $20.62 million of this existing convertible debt were changed to allow for up to $2.5 million of this amount to be converted at any time into our common stock at the price of $13.50 per share, with the remaining amount becoming non-convertible.  If the Second Tranche is drawn, approximately $20 million of additional existing debt would be changed to allow for up to $5 million of this amount to be converted at any time into our common stock at $12.50 per share, with the remaining amount becoming non-convertible.  The final $4.55 million of the existing debt continues to be convertible at $7 per share.

The number of shares being offered by this prospectus assumes the conversion of the full amount of the Loan (including the Second Tranche) on the final maturity date of June 29, 2013, giving effect to all interest accrued through that date.  In the event that all or part of the Loan is converted prior the final maturity date, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.  The number of shares that will actually be issued will also be less than the number of shares being offered by this prospectus if the Second Tranche is not drawn.  Further, the number of shares that will actually be issued under the Loan (excluding the shares issuable the First Tranche and the Second Tranche, if drawn) will be less than the 2,221,909 shares covered by our original registration statement, as amended, with respect to the Loan, as a consequence of the changes in the conversion terms of the Loan arising from the various amendments to the Credit Agreement as described above, including the changes which would arise if the Second Tranche is drawn.

Pursuant to the amended Registration Rights Agreement we have filed a registration statement, of which this prospectus is a part, for the resale of the shares issuable upon conversion of the First Tranche and, if drawn, the Second Tranche.

No selling stockholder has held any position or office or had a material relationship with us other than pursuant to the terms of the Credit Agreement and Registration Rights Agreement or as a result of the ownership of our common stock.

The following table is based on information supplied to us by the selling stockholders identified in the table. The table sets forth the name of each selling stockholder, the number of shares of common stock that each selling stockholder beneficially owns as of October 19, 2010, the number of shares of common stock that may be offered for sale from time to time by them pursuant to this prospectus, and the number of shares and percentage of our class of common stock that would be held by each selling stockholder assuming the sale of all of the common stock offered hereby.

Name of Selling Stockholder	Shares of Common Stock Beneficially Owned Prior to the Offering(1)	Shares of Common Stock Offered for Sale(2)	Shares of Common Stock Beneficially Owned After Offering(3)	Percentage Ownership After Offering(4)
LC Capital Master Fund, Ltd.	2,609,991(5)	2,810,524(6)	1,021,880	7.41%
Milfam II L.P.	204,255(7)	312,281(8)	27,798	0.20%
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(1)
Except as otherwise noted herein, the number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Exchange Act, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the individual has sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of the date of this prospectus through the exercise of any stock option or other right.  The shares listed in this column include shares underlying the Loans which the selling stockholder has the right to acquire within 60 days of October 19, 2010.  Unless otherwise indicated in the footnotes, each person has sole voting and investment power, or shares such powers with his or her spouse, with respect to the shares shown as beneficially owned.

(2)
Includes 2,221,909 shares covered by our Registration Statement on Form S-3 (File No. 333-136117), as amended and supplemented, as well as a maximum of 435,917 shares issuable upon conversion of the First Tranche and 464,979 shares issuable upon conversion of the Second Tranche, if drawn as of January 1, 2011.  In the event that all or part of the Loans are converted prior to the final maturity date, or if the Second Tranche is drawn subsequent to January 1, 2011, or not at all, or as a result of changes to the conversion terms of other parts of the Loan due to the drawing of the Second Tranche or as otherwise provided in amendments to the Credit Agreement, the number of shares that will actually be issued will be less than the number of shares being offered by this prospectus.

(3)	Assumes the sale of all shares of common stock offered hereby.

(4)
Based upon 13,677,772 shares of common stock of Cadiz outstanding as of October 19, 2010, and assuming the issuance, upon conversion of the Loan, of all of the shares of common stock offered hereby.  It is anticipated that the number of shares that will actually be issued will be less than the number of shares being offered hereby.  See footnote (2) above.

(5)
LC Capital is the holder of 90% of the Loan.

Based on Schedule 13D/A filed on November 5, 2010 with the Commission by LC Capital Master Fund Ltd. and information provided by LC Capital Master Fund Ltd.

Includes 759,492 shares of common stock beneficially owned as of October 19, 2010, including 62,640 shares acquired in our 2009 private placement, 288,000 shares acquired in our November 2008 private placement, 96,000 shares acquired upon the exercise of warrants in November 2009 and 312,852 shares of common stock beneficially owned immediately prior to the assignment and assumption of the Loan.  Includes 96,000 shares issuable upon the exercise of the warrants acquired in our 2008 private placement and 20,880 shares issuable upon the exercise of the warrants acquired in our 2009 private placement. Includes 585,000 shares of common stock issuable upon conversion of $4,095,000 in principal under the Loan as of October 19, 2010 at a conversion rate of $7.00 per share, 500,000 shares of common stock issuable upon conversion of $6,750,000 in principal and interest under the Loan (including $4,500,000 reflecting the First Tranche) as of October 19, 2010 at a conversion rate of $13.50 per share and 498,028 shares of common stock issuable upon conversion of $17,430,969 in principal and interest under the Loan as of October 19, 2010 at a conversion rate of $35.00 per share.

Does not include 200,368 of the 205,451 shares of common stock issuable upon conversion of a maximum of an additional $2,656,621 in interest which may accrue in favor of LC Capital Master Fund Ltd. during the term of the Loan, assuming the Second Tranche is drawn as of January 1, 2011, but assuming no further extension of the maturity date of the Loan.  Of the 205,451 shares of common stock, only 5,083 shares were beneficially owned by LC Capital Master Fund Ltd. as of October 19, 2010 as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of October 19, 2010 at the conversion rate of $13.50 per share.  These 5,083 shares are included.

Does not include shares of stock issuable in the event of conversion of the Second Tranche, which had not been drawn as of October 19, 2010.

These securities also may be deemed to be beneficially owned by LC Capital Partners, LP ("Partners"), LC Capital Advisors LLC ("Advisors"), Lampe Conway, LC Capital International LLC ("International"), Steven G. Lampe (“Lampe”) and Richard F. Conway ("Conway") by virtue of the following relationships: (i) Partners' beneficially owns one-third of the outstanding shares of the Master Fund; (ii) Advisors is the sole general partner of Partners; (iii) Lampe Conway acts as investment manager to Partners and the Master Fund pursuant to certain investment management agreements, and as a result of such agreements, Lampe Conway shares voting and dispositive power over the securities; (iv) International acts as investment advisor to the Master Fund pursuant to an investment advisory agreement and, as a result, International shares voting and dispositive power over the securities; and (v) Lampe and Conway act as the sole managing members of each of Advisors, Lampe Conway and International and are the natural persons with voting and dispositive power over these securities.

Includes 145,508 shares held by Steven G. Lampe over which he has sole voting and dispositive power.  Master Fund disclaims beneficial ownership over these securities.

LC Capital and/or its affiliates have designated Mr. Stephen E. Courter, a director of the Company, as their designee on our Board of Directors.

(6)
Includes 1,999,718 shares of the registrant’s common stock covered by our Registration Statement on Form S-3 (File No. 333-136117), as amended and supplemented and as further amended by the registration statement of which this prospectus is a part, that have not yet been sold by LC Capital Master Fund Ltd.

Includes 392,325 shares of stock issuable upon conversion at the conversion rate of $13.50 per share of $4,500,000 in principal and $796,395 in interest, which may accrue in favor of LC Capital Master Fund Ltd. during the term of the Loan under the First Tranche but assuming no further extension of the maturity date of the Loan.  Includes 418,481 shares of stock issuable upon conversion at the conversion rate of $12.50 per share of a maximum of $4,500,000 in principal and $731,014 in interest which may accrue in favor of LC Capital Master Fund Ltd. during the term of the Loan under the Second Tranche, assuming that the Second Tranche is drawn as of January 1, 2011, but assuming no further extension of the maturity date of the Loan.

(7)
Milfam II L.P. is the holder of 10% of the Loan.

Includes 65,000 shares of common stock issuable upon conversion of $455,000 in principal under the Loan as of October 19, 2010 at a conversion rate of $7.00 per share, 55,556 shares of common stock issuable upon conversion of $750,000 in principal and interest under the Loan (including $500,000 reflecting the First Tranche) as of October 19, 2010 at a conversion rate of $13.50 per share and 55,336 shares of common stock issuable upon conversion of $1,936,774 in principal and interest under the Loan as of October 19, 2010 at a conversion rate of $35.00 per share.

Does not include 22,263 of the 22,828 shares of common stock issuable upon conversion of a maximum of an additional $295,180 in interest which may accrue in favor of Milfam II L.P. during the term of the Loan, assuming the Second Tranche is drawn as of January 1, 2011, but assuming no further extension of the maturity date of the Loan.  Of the 22,828 shares of common stock, only 565 shares were beneficially owned by Milfam II L.P. as of October 19, 2010, as a result of common stock issuable upon conversion of interest that will have accrued within 60 days of October 19, 2010 at the conversion rate of $13.50 per share.  These 565 shares are included.

Does not include shares of stock issuable in the event of conversion of the Second Tranche, which had not been drawn as of October 19, 2010.

Includes 27,798 shares of common stock beneficially owned by Lloyd I. Miller and held directly by Trust A-4 and Milfam II L.P. as of October 19, 2010, including 9,478 shares acquired in our 2009 private placement, and 18,320 shares of common stock issuable upon the exercise of Warrants acquired in our 2009 private placement.

Mr. Lloyd I. Miller, III is the manager of a limited liability company that is the general partner of Milfam II L.P.  Mr. Miller is the natural born person with voting and dispositive power over the securities beneficially owned by Milfam II L.P., as well as those held by Trust A-4.

Mr. Miller shares voting and dispositive power with PNC Bank, National Association, with respect to 25,478 shares held by Trust A-4.

(8)
Includes 222,191 shares of the registrant’s common stock covered by our Registration Statement on Form S-3 (File No. 333-136117), as amended and supplemented and as further amended by the registration statement of which this prospectus is a part, that have not yet been sold by Milfam II L.P.

Includes 43,592 shares of stock issuable upon conversion at the conversion rate of $13.50 per share of $500,000 in principal and $88,488 in interest which may accrue in favor of Milfam II L.P. during the term of the Loan under the First Tranche but assuming no further extension of the maturity date of the Loan.  Includes 46,498 shares of stock issuable upon conversion at the conversion rate of $12.50 per share of a maximum of $500,000 in principal and $81,224 in interest which may accrue in favor of Milfam II L.P. during the term of the Loan under the Second Tranche, assuming that the Second Tranche is drawn as of January 1, 2011, but assuming no further extension of the maturity date of the Loan.

We may amend or supplement this prospectus from time to time to update the disclosures set forth herein.

PLAN OF DISTRIBUTION

The shares of common stock offered by this prospectus will be offered and sold by the selling stockholders named in this prospectus, by their donees, or by their other successors in interest.  We have agreed to bear the expenses of the registration of the shares, including legal and accounting fees, other than fees of counsel, if any, retained individually by the selling stockholders, and any discounts or commissions payable with respect to sales of the shares.

The selling stockholders from time to time may offer and sell the shares in transactions in the Nasdaq Global Market at market prices prevailing at the time of sale.  The selling stockholders from time to time may also offer and sell the shares in private transactions at negotiated prices.  The selling stockholders may sell their shares directly or to or through broker-dealers who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers of shares for whom such broker-dealers may act as agent or to whom they may sell as principal, or both.  Such compensation may be in excess of customary commissions.

From time to time, a selling stockholder may pledge or grant a security interest in some or all of the shares which the selling stockholder owns.  If a selling stockholder defaults in the performance of the selling stockholder’s secured obligations, the pledgees or secured parties may offer and sell the shares from time to time by this prospectus (except, in some cases, if the pledgees or secured parties are broker-dealers or are affiliated with broker-dealers).  The selling stockholders also may transfer and donate shares in other circumstances.  Donees may also offer and sell the shares from time to time by this prospectus (except, in some cases, if the donees are broker-dealers or are affiliated with broker-dealers).  The number of shares beneficially owned by a selling stockholder will decrease as and when a selling stockholder donates such stockholder’s shares or defaults in performing obligations secured by such stockholder’s shares.  The plan of distribution for the shares offered and sold under this prospectus will otherwise remain unchanged, except that the donees, pledgees, other secured parties or other successors in interest will be selling stockholders for purposes of this prospectus.  If we are notified that a donee, pledgee or other successor in interest of a selling stockholder intends to sell more than 500 shares of our common stock, we will file a supplement to this prospectus which includes all of the information required to be disclosed by Item 507 of Regulation S-K.  Further, we will file a post-effective amendment to this registration statement upon notification of any change in the plan of distribution.

The selling stockholders and any broker-dealers acting in connection with the sale of the shares covered by this prospectus may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act of 1933, and any commissions received by them and any profit realized by them on the resale of the shares as principals may be deemed to be underwriting compensation under the Securities Act of 1933.

We have agreed to indemnify the selling stockholders against liabilities they may incur as a result of any untrue statement or alleged untrue statement of a material fact in the registration statement of which this prospectus forms a part, or any omission or alleged omission in this prospectus or the registration statement to state a material fact necessary in order to make the statements made not misleading. This indemnification includes liabilities that the selling stockholders may incur under the Securities Act. We do not have to give such indemnification if the untrue statement or omission was made in reliance upon and in conformity with information furnished in writing to us by the selling stockholders for use in this prospectus or the registration statement.

We have advised the selling stockholders of the requirement for delivery of this prospectus in connection with any sale of the shares.  We have also advised the selling stockholders of the relevant cooling off period specified by Regulation M and restrictions upon the selling stockholders’ bidding for or purchasing our securities during the distribution of shares.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company, New York, New York.

LEGAL MATTERS

Certain legal matters in connection with the issuance of the securities offered under this prospectus will be passed upon for us by Theodora Oringher Miller & Richman PC, attorneys at law, Los Angeles, California.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2009 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission a registration statement on Form S-3, including exhibits, under the Securities Act with respect to the common stock offered by this prospectus.  This prospectus, which is part of the registration statement, does not contain all of the information in the registration statement.  For further information about us and our common stock, you should refer to the registration statement, including exhibits, and the financial statements and notes filed as a part thereof.

We file quarterly and annual reports, proxy statements and other information with the Commission.  You may read and copy any document that we file at the public reference facilities of the Commission at 100 F Street, N.E., Washington, D.C. 20549.  You may call the Commission at 1-800-SEC-0330 for further information on the operation of its public reference room.  Our filings with the Commission, including the registration statement, are available to you on the Commission’s website at  http://www.sec.gov.  In addition, documents that we file with the Commission are available on our website at www.cadizinc.com.

INFORMATION INCORPORATED BY REFERENCE

The Commission allows us to "incorporate by reference" into this prospectus the information we file with them.  The information we incorporate by reference into this prospectus is an important part of this prospectus.  Any statement in a document we have filed with the Commission prior to the date of this prospectus and which is incorporated by reference into this prospectus will be considered to be modified or superseded to the extent a statement contained in the prospectus or any other subsequently filed document that is incorporated by reference into this prospectus modifies or supersedes that statement.  The modified or superseded statement will not be considered to be a part of this prospectus, except as modified or superseded.

We incorporate by reference into this prospectus the information contained in the following documents, which is considered to be a part of this prospectus:

•	our Annual Report on Form 10-K for the year ended December 31, 2009, filed on March 15, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2010, filed on May 10, 2010;

•	our Current Report on Form 8-K filed on June 14, 2010;

•	our Current Report on Form 8-K filed on June 24, 2010;

•	our Current Report on Form 8-K filed on June 30, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended June 30, 2010, filed on August 6, 2010;

•	our Current Report on Form 8-K filed on October 7, 2010;

•	our Current Report on Form 8-K filed on October 20, 2010;

•	our Quarterly Report on Form 10-Q for the quarter ended September 30, 2010, filed on November 9, 2010;

•	the description of our common stock as set forth in our registration statement filed on Form 8-A under the Exchange Act on May 8, 1984, as amended by reports on:

o	Form 8-K filed with the SEC on May 26, 1988;
o	Form 8-K filed with the SEC on June 2, 1992;
o	Form 8-K filed with the SEC on May 18, 1999; and
o	Annual Report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004

We also incorporate by reference all additional documents that we file with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act that are filed after the effective date of the registration statement of which this prospectus is a part and prior to the termination of the offering of securities offered pursuant to this prospectus.  We are not, however, incorporating in each case, any documents or information that we are deemed to “furnish” and not file in accordance with the Commission rules.

You may obtain a copy of these filings, without charge, by writing or calling us at:

Cadiz Inc.
550 South Hope Street
Suite 2850
Los Angeles, California 90071
Attention: Investor Relations
(213) 271-1600

No dealer, salesperson, or other person has been authorized to give any information or to make any representation not contained in this prospectus, and, if given or made, such information and representation should not be relied upon as having been authorized by us or any selling shareholder.  This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered by this prospectus in any jurisdiction or to any person to whom it is unlawful to make such offer or solicitation.  Neither the delivery of this prospectus nor any sale made hereunder shall under any circumstances create an implication that there has been no change in the facts set forth in this prospectus or in our affairs since the date hereof.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

We estimate that expenses in connection with the distribution described in this Registration Statement will be as shown below.  All expenses incurred with respect to the distribution, except for fees of counsel, if any, retained individually by a selling stockholder and any discounts or commissions payable with respect to sales of the shares, will be paid by us.  See "Plan of Distribution."

SEC registration fee	$721.99
Printing expenses	$0.00
Accounting fees and expenses	$10,000.00
Legal fees and expenses	$5,000.00
Miscellaneous	$0.00

Total	$15,721.99

Item 15.  Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law permits our Board of Directors to indemnify any person against expenses, attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with any threatened, pending or completed action, suit or proceeding in which he is made a party because he serves or served as a director, officer, employee or agent of Cadiz or of another entity.  The language of Section 145 is sufficiently broad to permit indemnification in some situations for liabilities, including reimbursement for expenses incurred, arising under the Securities Act of 1933, as amended. The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Our Bylaws provide for mandatory indemnification of directors and officers of Cadiz, and those serving at the request of Cadiz as directors, officers, employees, or agents of other entities, to the maximum extent permitted by law.  The Bylaws provide that this indemnification shall be a contract right between each of these persons and Cadiz.

Our Certificate of Incorporation provides that a director of the company shall not be personally liable to the company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

(1)	for any breach of the director's duty of loyalty to Cadiz or its stockholders;

(2)	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

(3)	under Section 174 of the Delaware General Corporation Law; or

(4)	for any transaction from which the director derived an improper personal benefit.

Our Certificate of Incorporation provides that if the Delaware General Corporation Law is subsequently amended to authorize the further elimination or limitation of the liability of a director, then the liability of a director shall be eliminated or limited to the fullest extent permitted by the law as amended.  We have also purchased a liability insurance policy which insures our directors and officers against certain liabilities, including liabilities under the Securities Act of 1933.

Item 16.  Exhibits.

The following exhibits are filed or incorporated by reference as part of this Registration Statement.

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10           Cadiz Inc. Bylaws, as amended(7)

4.11           Certificate of Elimination of Series F Preferred Stock of Cadiz Inc. (as filed August 3, 2007)(8)

5.1           Opinion of Theodora Oringher Miller & Richman PC as to the legality of the securities being registered

10.1           $36,375,000 Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated as of June 26, 2006 (the “Credit Agreement”)(9)

10.2           Amendment No. 1 to the Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated September 29, 2006(10)

10.3           Amendment No. 2 to the Credit Agreement and Amendment No. 1 to Registration Rights Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of June 4, 2009(11)

10.4           Amendment No. 3 to the Credit Agreement and Amendment No. 2 to Registration Rights Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of October 19, 2010(12)

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of Theodora Oringher Miller & Richman PC (included in its opinion filed as Exhibit 5.1)

24.1           Power of Attorney (included on signature page)

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004 and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an Exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference

(9)	Previously filed as an exhibit to our registration statement on Form S-3 (Registration No. 333-126117) as originally filed on July 28, 2006 and incorporated herein by reference

(10)	Previously filed as an exhibit to our current report on Form 8-K filed on October 4, 2006 and incorporated herein by reference

(11)
Previously filed as an exhibit to the Post-Effective Amendment No. 1 to our registration statement on Form S-3 (Registration No. 333-126117) filed on August 4, 2009 and incorporated herein by reference

(12)	Previously filed as an exhibit to our current report on Form 8-K filed on October 20, 2010 and incorporated herein by reference

Item 17.  Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)	to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) do not apply if the registration statement is on Form S-3 , and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of this registration statement;

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	[Intentionally omitted]

(5)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)
If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(b)
That for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Los Angeles, State of California, on December 15, 2010.

CADIZ INC.
Registrant

By:  /s/ Keith Brackpool
    Keith Brackpool, Chairman and Chief Executive Officer

KNOW ALL YE BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Keith Brackpool and Timothy J. Shaheen, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statements filed by the Registrant pursuant to Rule 462(b) of the Securities Act of 1933, which relates to this Registration Statement, and to file same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

SIGNATURE	TITLE	DATE
/s/ Keith Brackpool Keith Brackpool	Chief Executive Officer and Director (Principal Executive Officer)	December 15, 2010
/s/ Timothy J. Shaheen Timothy J. Shaheen	Chief Financial Officer and Director (Principal Financial and Accounting Officer)	December 15, 2010
/s/ Murray H. Hutchison Murray H. Hutchison	Director	December 15, 2010
/s/ Raymond J. Pacini Raymond J. Pacini	Director	December 15, 2010
/s/ Stephen J. Duffy Stephen J. Duffy	Director	December 15, 2010
/s/ Winston H. Hickox Winston H. Hickox	Director	December 15, 2010
/s/ Geoffrey Grant Geoffrey Grant	Director	December 15, 2010
/s/ Stephen E. Courter Stephen E. Courter	Director	December 15, 2010

EXHIBITS INDEX

Exhibit No.:         Title of Document

4.1           Specimen form of stock certificate(1)

4.2           Cadiz Inc. Certificate of Incorporation, as amended(2)

4.3           Amendment to Cadiz Inc. Certificate of Incorporation dated November 8, 1996(3)

4.4           Amendment to Cadiz Inc. Certificate of Incorporation dated September 1, 1998(1)

4.5           Amendment to Cadiz Inc. Certificate of Incorporation dated December 15, 2003(4)

4.6           Certificate of Elimination of Series D Preferred Stock, Series E-1 Preferred Stock and Series E-2 Preferred Stock of Cadiz Inc. dated December 15, 2003(4)

4.7           Certificate of Elimination of Series A Junior Participating Preferred Stock of Cadiz Inc., dated March 25, 2004(4)

4.8           Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated November 30, 2004(5)

4.9           Second Amended and Restated Certificate of Designations of Series F Preferred Stock of Cadiz Inc. dated June 30, 2006(6)

4.10           Cadiz Inc. Bylaws, as amended(7)

4.11           Certificate of Elimination of Series F Preferred Stock Stock of Cadiz Inc. (as filed August 3, 2007)(8)

5.1           Opinion of Theodora Oringher Miller & Richman PC as to the legality of the securities being registered

10.1           $36,375,000 Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated as of June 26, 2006 (the “Credit Agreement”)(9)

10.2           Amendment No. 1 to the Credit Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and Peloton Partners LLP, as Administrative Agent, dated September 29, 2006(10)

10.3           Amendment No. 2 to the Credit Agreement and Amendment No. 1 to Registration Rights Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of June 4, 2009 (11)

10.4           Amendment No. 3 to the Credit Agreement and Amendment No. 2 to Registration Rights Agreement among Cadiz Inc. and Cadiz Real Estate LLC, as Borrowers, the Several Lenders from time to time parties thereto, and LC Capital Master Fund Ltd., as Administrative Agent, dated as of October 19, 2010 (12)

23.1           Consent of PricewaterhouseCoopers LLP

23.2           Consent of Theodora Oringher Miller & Richman PC (included in its opinion filed as Exhibit 5.1)

24.1           Power of Attorney (included on signature page)

(1)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1998 and incorporated herein by reference

(2)	Previously filed as an exhibit to our registration statement on Form S-1 (Registration No. 33-75642) and incorporated herein by reference

(3)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended September 30, 1996 and incorporated herein by reference

(4)	Previously filed as an exhibit to our annual report on Form 10-K for the year ended December 31, 2003, filed on November 2, 2004, and incorporated herein by reference

(5)	Previously filed as an exhibit to our current report on Form 8-K dated November 30, 2004 and filed on December 2, 2004, and incorporated herein by reference

(6)	Previously filed as an exhibit to our current report on Form 8-K dated July 6, 2006 and filed on July 6, 2006, and incorporated herein by reference

(7)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 1999 and incorporated herein by reference

(8)	Previously filed as an exhibit to our quarterly report on Form 10-Q for the quarter ended June 30, 2007 and incorporated herein by reference.

(9)	Previously filed as an exhibit to our registration statement on Form S-3 (Registration No. 333-126117) as originally filed on July 28, 2006 and incorporated herein by reference

(10)	Previously filed as an exhibit to our current report on Form 8-K filed on October 4, 2006 and incorporated herein by reference

(11)
Previously filed as an exhibit to the Post-Effective Amendment No. 1 to our registration statement on Form S-3 (Registration No. 333-126117) filed on August 4, 2009 and incorporated herein by reference

(12)	Previously filed as an exhibit to our current report on Form 8-K filed on October 20, 2010 and incorporated herein by reference